Exhibit 3.26

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

INTERTAPE POLYMER CORP.

INTERTAPE POLYMER CORP., a corporation organized and existing under the Stock Corporation Act of the State of Virginia (the “Corporation”), does hereby certify that:

FIRST: Pursuant to a Written Consent in Lieu of Meeting of the Board of Directors of Intertape Polymer Corp., resolutions were duly adopted as of December 29, 1999 setting forth a proposed amendment of the Corporation’s Articles of Incorporation, declaring such amendment to be advisable and soliciting the written consent in lieu of a special meeting of the sole stockholder of the Corporation to effect the amendment, pursuant to Section 13.1-657 of the Stock Corporation Act of the State of Virginia. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that in the judgment of the Board of Directors it is advisable, and the Board of Directors hereby recommends to the sole stockholder of the Corporation, that the Articles of Incorporation of the Corporation be amended to change the name of the Corporation to “Intertape Inc.” (the “Charter Amendment”) by amending the First Article thereof in its entirety to read as follows:

“The name of the Corporation is Intertape Inc.”

and upon the filing of such Charter Amendment with the Secretary of State of the State of Virginia, the seal of the Corporation shall be changed to reflect the new name of the Corporation.

SECOND: The sole stockholder of the Corporation consented in writing to such amendment, in satisfaction of the requirements of Section 13.1-657 of the Stock Corporation Act of the State of Virginia.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by F. Stephanie Worth, its Assistant Secretary, this 29th day of December, 1999.

INTERTAPE POLYMER CORP.

By:	/s/ F. Stephanie Worth
Name:	F. Stephanie Worth
Title:	Assistant Secretary

RESTATED ARTICLES OF INCORPORATION

OF

INTERTAPE POLYMER CORP.

The within Restated Articles of Incorporation are filed pursuant to 13.1-705, et seq., of the Code of Virginia, 1950, as amended. The undersigned, being the Assistant Secretary of INTERTAPE POLYMER CORP (the “Corporation”), hereby certifies as follows:

ONE

The name of the Corporation is Intertape Polymer Corp.

TWO

The Articles of Incorporation of the Corporation were filed with the State Corporation Commission of the Commonwealth of Virginia on March 18, 1987, and were amended on March 26, 1990.

THREE

The within Restated Articles of Incorporation restate the text of the Articles of Incorporation of the Corporation, as amended heretofore, and further amend and change the Articles of Incorporation by authorizing a class of preference shares.

FOUR

The text of the amendment to the Articles of Incorporation which was adopted is as follows:

That the aggregate number of shares which the Corporation shall have authority to issue be increased from Five Thousand (5,000) shares of Common Stock to Six Thousand (6,000) shares, of which Five Thousand (5,000) will be designated as Common Stock and One Thousand (1,000) will be designated as Preferred Stock; and

That the relative rights, preferences and limitations of the Preferred Stock be as follows:

Liquidation. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of the Preferred Stock will be entitled to receive, before any distribution is made to the holders of Common Stock, out of the remaining net assets of the Corporation, $100,000 per share of Preferred Stock, together with any accrued and unpaid dividends. If upon liquidation, dissolution or winding up of the Corporation, the net assets distributable among the holders of Preferred Stock shall be insufficient to permit the payment in full to the holders of the Preferred Stock of all preferential amounts payable to all such holders, then the entire net assets of the Corporation thus distributable shall be distributed ratably among the holders of the Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

Voting. Except as otherwise required by law, holders of the Preferred Stock shall have no voting rights.

Dividends. Dividends will be paid at a fixed rate of 8% per annum, compounded daily, and shall be cumulative.

Term. The term of the Preferred Stock shall be perpetual.

FIVE

The foregoing amendment was adopted on September 10, 1997.

SIX

The above amendment was approved by unanimous consent of the sole shareholder of the Corporation, Intertape Polymer Group Inc., a Canadian corporation.

SEVEN

The text of the Articles of Incorporation as amended heretofore and amended hereby is hereby restated to read in full as follows:

I hereby associate to form a stock corporation under the provisions of Chapter 9 of § 13.1 of the Code of Virginia as amended, and to that end set forth the following:

(a) The name of the Corporation is Intertape Polymer Corp.

(b) The aggregate number of shares which the Corporation shall have authority to issue is Six Thousand (6,000) shares of which Five Thousand (5,000) will be designated as Common Stock and One Thousand (1,000) will be designated as Preferred Stock. The relative rights, preferences and limitations of the Preferred Stock shall be as follows:

Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Preferred Stock will be entitled to receive, before any distribution is made to the holders of Common Stock, out of the remaining net assets of the Corporation, $100,000 per share of Preferred Stock, together with any accrued and unpaid dividends. If upon any liquidation, dissolution or winding up of the Corporation, the net assets distributable among the holders of Preferred Stock shall be insufficient to permit the payment in full to the holders of the Preferred Stock of all preferential amounts payable to all such holders, then the entire net assets of the Corporation thus distributable shall be distributed ratably among the holders of the Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

Voting. Except as otherwise required by law, holders of the Preferred Stock shall have no voting rights.

Dividends. Dividends will be paid at a fixed rate of 8% per annum, compounded daily, and shall be cumulative.

Term. The term of the Preferred Stock shall be perpetual.

(c) The name of the city in which the initial registered office is located is the city of DANVILLE, VIRGINIA.

(d) Every person, and the heirs, executors and administrators of every such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal, administrative, arbitrative or investigative, or was or is the subject of any claim, and whether or not by or in the right of the corporation, by reason of such person being or having been a director or officer of the Corporation, or by reason of such person serving or having served at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, committee, trust or other enterprise, or at the request of the Corporation in any capacity that under that under federal law regulating employee benefit plans would or might constitute such person a fiduciary with respect to any such plan, whether or not such plea is or was for employees of the Corporation, shall be indemnified by the Corporation against expenses (including attorneys’ fees), judgments, fines, penalties, awards, costs, amounts paid in settlement and liabilities of all kinds, actually and reasonably incurred by such person in connection with, or resulting from, such action, suit, proceeding, or claim, provided that no indemnification shall be made against the gross negligence or willful misconduct of such person. These provisions are in addition to, and not in substitution for, any other right to indemnity to which any person who is or may be indemnified hereunder may otherwise be entitled, and to the powers otherwise accorded by law to the corporation to indemnify any such person and to purchase and maintain insurance on behalf of any such person against any liability asserted against or incurred by such person in any capacity referred to herein or arising out of the status of such person as serving or having served in any such capacity (whether or not the Corporation would have the power to indemnify against such liability).

SEVEN

The undersigned, assistant secretary of the Corporation, declares that the facts stated herein are true as of September 10, 1997.

Date: September 10, 1997	INTERTAPE POLYMER CORP.

	By:	/s/ J. Gregory Humphries
J. Gregory Humphries, Assistant Secretary